CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer AMT-Free Municipals:

We consent to the use in this Registration Statement of Oppenheimer AMT-Free Municipals, of our report dated September 20, 2011, relating to the financial statements and financial highlights of Oppenheimer AMT-Free Municipals, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG

Denver, Colorado
November 21, 2011